Exhibit 99.1

AltiGen Posts Record Revenues for Fiscal First Quarter 2005
Revenue Increases 18% Over Same Period in 2004

          FREMONT, Calif., Jan. 26 /PRNewswire-FirstCall/ -- AltiGen Communications, Inc. (Nasdaq: ATGN), a leading provider of next generation IP-PBX phone systems today reported its financial results for the Company’s first quarter of fiscal 2005, ended December 31, 2004.

          Revenues for the first quarter of fiscal 2005 were $4.3 million, compared to $3.6 million a year ago, and $4.0 million in the previous quarter.  Net profit for the quarter was $342,000 or $0.02 per share, compared to a net loss of $46,000 or $0.00 per share a year ago, and a net profit of $136,000 or $0.01 in the previous quarter.

          “Our revenue momentum continues,” said Gilbert Hu, President and CEO of AltiGen.  “Our focused execution has been demonstrated by achieving the Company’s best-ever quarterly results.  We experienced solid business momentum, specifically increased demand for our call center products and expansion in Asia.

          “We plan to continue our strategy of call center penetration and international expansion, which so far has yielded solid results.  At the same time, we will continue to take an inward view of the Company to ensure that we are organized to best serve our channel partners and customers.  We believe that having an efficient operation, one that allows us to scale up in face of strong momentum, is vital.  We want to make sure that we are fully prepared to take advantage of the business opportunity.”

          Mr. Hu concluded, “We continue to build upon AltiGen’s reputation with small to medium size businesses in the U.S. and abroad.  We remain excited about the opportunities in 2005, and we believe that AltiGen is well-positioned to succeed in the Voice over IP market.”

          Phil McDermott, AltiGen’s CFO, commented, “Our financial position remains strong and consistent with our plan to grow profitably.  In addition, we closed the quarter with a solid cash and short-term investment position of $10.0 million.  We remain focused on carefully managing expenses, while also investing in the Company’s future growth.”

          The Company will conduct a conference call with investment professionals at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today, January 26, 2005 to discuss the Company’s results of operations for the first quarter.  Dial (877) 707-9628 to listen in to the call.  A live Webcast will also be made available at www.altigen.com and will also be archived for 90 days at this URL.

          Gilbert Hu, President and CEO, and Phil McDermott, CFO, plan to present at the Brean Murray Institutional Investor Conference on Wednesday, February 2, 2005 at the New York Palace Hotel in New York City.  The Company’s presentation is scheduled for 9:30 a.m. Eastern Time.  The presentation can be accessed on the Internet at www.altigen.com under the Investor Relations page.

          About AltiGen Communications
          AltiGen Communications, Inc. is a leading manufacturer of VoIP telephony solutions. The company designs, manufactures and markets advanced, IP-PBX telephone systems and IP call centers that leverage both the Internet and the public telephone network. These products enable an array of applications that take advantage of the convergence of voice and data communications to achieve superior business results.  AltiGen Communications products are available from independent authorized resellers and strategic partners. AltiGen’s AltiServ(TM) family of telephony solutions has been recognized for excellence with more than 40 industry awards since 1996.  Focused on the small to mid sized and multi-site businesses, AltiGen customers benefit from integrated solutions that protect their existing investments, while providing new ways to be more competitive, productive and to save money.  AltiGen is a Microsoft(R) Certified Gold ISV Partner.

          For more information, call 1-888-ALTIGEN or visit the Web site at www.altigen.com.

          Safe Harbor Statement
          This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP telephone systems and call center solutions in the small to midsize marketplace, the continued growth of our call center products, our ability to sustain profitability, the continued expansion in Asia, and our belief in our position to succeed in the Voice over IP market. These statements reflect management’s current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen’s limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen’s performance, please refer to the Company’s most recent 10K dated September 30, 2004. AltiGen assumes no obligation to update the forward-looking information contained in this press release.

AltiGen Communications, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	First Quarter Ended December 31

	FY 2005	FY 2004

Net Revenues	$4,275	$3,630
Gross profit	2,608	2,192
Research and development	822	828
Selling, general & administrative	1,476	1,435
Deferred stock compensation	—	—
Operating profit (loss)	310	(71)
Interest and other income, net	42	25
Net profit (loss) before tax	352	(46)
Provision for income tax	10	—
Net income (loss) after tax	$342	$(46)
Basic and diluted net profit (loss) per share	$0.02	$(0.00)
Weighted average shares outstanding
Basic	14,459	14,116
Diluted	15,797	14,116

Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	Dec. 31, 2004	Sept. 30, 2004

Cash and cash equivalents	$6,753	$5,367
Short-term investments	3,261	4,667
Accounts receivable, net	2,015	1,857
Inventories	890	1,058
Other current assets	168	67
Net property and equipment	152	152
Other long-term assets	329	348
Total Assets	$13,568	$13,516
Current liabilities	$2,249	$2,702
Long-term deferred rent	134	145
Stockholders’ equity	11,185	10,669
Total Liabilities and Stockholders’ Equity	$13,568	$13,516

SOURCE  AltiGen Communications, Inc.
          -0-                                                    01/26/2005
          /CONTACT:  Phil McDermott, CFO of AltiGen Communications, +1-510-252-9712, or pmcdermott@altigen.com; or Jason Golz, jgolz@fd-us.com, and Quynh Nguyen, both of Financial Dynamics, +1-415-439-4532/
          /Web site:  http://www.altigen.com /